Exhibit 10.1

March 31, 2005

Mr. Norman A. McKay
Res Seminario 112
20090 Segrate (MI)
Italy

Dear Nori:

This letter summarizes Hanover Compressor Company’s offer to you to serve as the Company’s Vice President –Eastern Hemisphere based in Milan, Italy, effective May 16, 2005. In this role, you will report to the President and CEO.

In this role, your compensation and the other terms and conditions of employment are set by the Company’s board of directors. Initial compensation for this position is as follows.

Base Salary:	$275,000.00 annual base salary for the remainder of 2005, on a pro-rata basis ($10,576.92 per pay period for 26 pay periods per full year).

Bonus Opportunity:	0 – 50% of annual base salary to be paid annually based upon personal performance as well as Company performance, and as determined by the Company’s board of directors. You must be an active employee on the date the bonus is distributed to receive any bonus award.

Sign on Bonus:	$50,000 payable within 30 days of employment.

Benefits:	You will be an employee of Hanover International SA and will receive an international benefits package covering housing, schooling, auto, travel, medical and other benefits. You will be entitled to up to 28 days of vacation per year.

Equity Incentive Program:	Subject to Board approval in May 2005, the Company will grant to you 10,000 restricted shares of Company common stock, which will vest at the rate of 33 1/3 % per year over a 3-year period and will otherwise be subject to the provisions of the 2003 Stock Incentive Plan. In addition, provided that you remain continually employed by the Company in a role substantially similar to that described herein, you will be given the full opportunity to participate in the stock, incentive, retirement and other plans offered to the most senior officers of the Company as allowed under the terms of those plans.

Cooperation:	We ask that you agree to act at all times in a manner consistent with the interests of Hanover Compressor Company and its subsidiaries and affiliated entities with respect to our shareholders, customers, employees, agents, and lenders. Neither you nor the Company will defame or disparage each other. You further agree that should your employment end, you will provide reasonable cooperation to the Company in response to reasonable requests made by the Company for information or assistance, including but not limited to, participating upon reasonable notice in conferences and meetings, providing documents or information, aiding in the analysis of documents, or complying with any other reasonable requests by the Company including execution of any agreements that are reasonably necessary.

Confidential Information:	During your employment you will be given access to information relating to the business and affairs of Hanover Compressor Company and its subsidiaries and affiliated entities, including, without limitation, trade secrets, designs, technology, processes, data, techniques, inventions (whether patentable or not), works of authorship, formulas, business and development plans, customer lists, software programs and subroutines, source and object code, algorithms, terms of compensation and personnel assessments of employees, information regarding the Company’s facilities, processes, operating procedures, financial data, purchasing practices, marketing, management procedures, books and records, employee or personnel data, contractual arrangements or proposals, properties and business affairs of the Hanover entities, as well as the Company’s business plans and budgets, information concerning the Company’s actual or anticipated business, research or development, and may receive information in confidence by or for any of the Hanover entities from any other person (collectively “Confidential Information”). We ask that you agree that you will not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, except in the appropriate course of Company business or unless pursuant to a lawful subpoena, disclose or disseminate any Confidential Information to any person or entity, nor will you use any Confidential Information in competing with Hanover Compressor Company or its affiliated entities in any manner. It is expressly understood that the Confidential Information covered by this paragraph includes only information that is confidential or proprietary information of one or more of the Hanover entities and therefore does not include information which is generally available to the public.

Start Date:	Your new position with the Company will become effective on May 16, 2005.

Entire Agreement:	This letter contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any prior or contemporaneous agreements between you and the Company, and cannot be changed, modified, or amended without a written agreement signed by the Company and you.

Successors and Assigns:	This agreement shall be binding upon you, your heirs, successors, and assigns and the Company and its successors and assigns.

The Company may assign its rights, duties and obligations under this agreement. However, your rights, duties and obligations are personal and therefore shall not be transferred or assigned by you to another.

Your acceptance of this offer can be confirmed by signing the acceptance below and returning a copy to my attention.

We are very pleased to extend this offer to you.

Sincerely,

Hanover Compressor Company

By:	/s/ JOHN E. JACKSON

Name:	John E. Jackson
Title:	President and CEO

Accepted:	/s/ NORMAN A. MCKAY	Date: April 15, 2005

Name:	Norman A. McKay